Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Ventrus Biosciences, Inc. on Form S-8 (No. 333-____________) to be filed on or about June 15, 2012 of our reports dated March 13, 2012, on our audits of the financial statements of Ventrus Biosciences, Inc. as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 and for the period from October 7, 2005 (inception) to December 31, 2011, and of the effectiveness of Ventrus Biosciences, Inc.’s internal control over financial reporting as of December 31, 2011, which reports are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012.

/s/ EisnerAmper LLP

New York, New York

June 15, 2012